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                                                                      Exhibit 32

FOR IMMEDIATE RELEASE
Contact: George Pasley
V.P. Communications
214-953-4510
Website: prnewswire.com/gix

                     GLOBAL TO KEEP POLLS OPEN FOR 10 DAYS

DALLAS, TX (June 7, 1999) - Global Industrial Technologies, Inc. (NYSE: GIX) announced that in light of Global's earlier announcement today that it is continuing in exclusive negotiations with respect to a possible sale of the Company, Global has determined that it would be in the best interests of its stockholders to keep the polls open until 11:30 a.m. (New York City time) on June 17, 1999 so that stockholders can take this information into account when voting for the proposals presented at today's annual meeting of stockholders.

Global is a major manufacturer of technologically advanced industrial products that support high-growth markets around the world. Products include modular cells for refining nonferrous metals; premium refractories for lining heat-containing industrial vessels such as steel furnaces; raw materials used to make refractory products; processing and recycling equipment.